STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

July 27, 2011

Job Number: C20110727-0632
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110551882-83	Amendment	1 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Robert Sandberg
Certificate Number: C20110727-0632
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-7708
Website: www.nvsos.com

Filed in the office of	Document Number 20110551882-83
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/27/2011 8:35 AM
	Entity Number C6265-2002

Certificate of Amendment

(PURUSANTU TO NRS 78.385 and 78.390)

USE BLANK INK ONLY – DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation: Zhongchai Machinery, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article Fifth – Effective as of the filing date of this amendment, each 120 shares of Common Stock, issued and outstanding or held by the Corporation, automatically and without any action on the part of the respective holders thereof, shall be converted and combined into one share of Common Stock. No fractional shares shall be issued as a result thereof. In lieu of issuing fractional shares, any fractional share resulting from the combination shall be cashed out, and thereafter and that instead of issuing fractional shares to such stockholders, the Corporation shall pay an amount in cash equal to $0.56 per share of Common Stock held by such stockholders immediately before this amendment becomes effective. The number of authorized shares will not change as a result of this action.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 23,185,174 shares of voting stock representing 83.964% of the outstanding voting power of the corporation approved this amendment by written consent in lieu of a meeting on July 26, 2011.

4. Effective date of filing (optional): ____________
(must not be later than 30 days after the effective date)

5. Officer Signature (required): ____________
Peter Wang, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

542444.1